                                   EXHIBIT 3


                       RIGHT OF FIRST REFUSAL AGREEMENT
                       --------------------------------

     THIS AGREEMENT is made this 25th day of June, 1999, between Richard H. Cameron, Claire C. Sanford, Jared B. H. Sanford, Douglas B. Cameron, and Mary C. Sanford, as Trustee of the Allan G. Sanford Trust (collectively, the "Cameron Family Stockholders"), and Stephen M. Case.

                               R E C I T A L S:
                               - - - - - - - -

     A. The Cameron Family Stockholders own certain shares of common stock of Maui Land & Pineapple Company, Inc., a Hawaii corporation (the "Corporation"), as set forth in Exhibit A attached hereto.

     B. Stephen M. Case ("SMC") intends to make an offer to purchase all or a substantial portion of the shares of common stock of the Corporation owned by the Harry Weinberg Family Foundation, Inc. ("HWFF"), which represents approximately 37% of the common stock of the Corporation.

     C. SMC has requested that the Cameron Family Stockholders enter into this Agreement, providing for a mutual right of first refusal as to the shares of the Corporation's common stock now owned or hereafter acquired by the Cameron Family Stockholders and an equal number of the shares of the Corporation's common stock hereafter acquired by SMC (the "shares").

     D. The Cameron Family Stockholders and SMC are willing to grant each other a right of first refusal as to an equal number of their respective shareholdings on the terms set forth below.

     NOW, THEREFORE, the Cameron Family Stockholders and SMC (collectively, the "stockholders") agree as follows:

                                   ARTICLE I
                             RESTRICTIONS ON STOCK
                             ---------------------

     1.1  Transfer Restrictions. No Stockholder shall sell, assign, encumber,
          ---------------------
pledge, transfer or otherwise dispose of any of the Shares now owned or hereafter acquired by the Stockholder without first complying with the provisions of this Agreement. Any transfer or purported transfer in contravention of this Agreement shall be null and void. The purported transferee shall have no rights or standing as a stockholder of the Corporation and shall not be entitled to receive a new stock certificate or any dividends or other distributions on or with respect to the Shares.

     1.2  Legend. Within ten (10) days after the receipt of notice from SMC
          ------
that he has purchased all or a substantial portion of the shares of common stock held by HWFF (the "closing"), the Stockholders shall surrender their certificates to the Secretary of the Corporation, who shall inscribe the following legend thereon (in addition to the legend required under applicable state and federal securities laws) and on all certificates issued hereafter:

          The shares of stock represented by this certificate are transferable only upon compliance with the provisions of that certain Right of First Refusal Agreement dated June 25, 1999, among certain stockholders, a copy of which may be inspected at the principal office of the Corporation, and all provisions of that agreement are incorporated by reference in this certificate.

     A copy of this Agreement shall be delivered to the Secretary of the Corporation and shall be made available to any person making inquiry about this Agreement. For purposes of this Agreement, the term "substantial portion of the shares held by HWFF" shall mean not less than 25% of the outstanding shares of common stock of the Corporation.

     1.3  Selling Window. No Stockholder shall sell any Shares through the open
          --------------
market ("Open Market Sale) except during a Selling Window in a Brokers Transaction and only after first complying with the terms of this Agreement. For purposes of this Agreement, the term "Selling Window" shall mean a period of twenty one (21) days commencing on the next business day in which the major stock exchanges are open for trading after the Corporation publicly announces its quarterly or annual earnings. The term "Brokers Transaction" shall mean "brokers transactions" within the meaning of section 4(4) of the Securities Act of 1933, and Rule 144(g) promulgated by the Securities and Exchange Commission, as amended, and transactions directly with a "market maker" as that term is defined in section 3(a)(38) of the Securities Act of 1934, as amended.

                                  ARTICLE II
                            RIGHT OF FIRST REFUSAL
                            ----------------------

     2.1  Right of First Refusal as to Cameron Family Stockholder Shares.
          ---------------------------------------------------------------

          (a) Except as expressly permitted herein, each Cameron Family Stockholder agrees not to sell, transfer or otherwise dispose of any Shares, including an involuntary transfer or transfer by operation of law or court decree, without first offering such Shares to Stephen M. Case ("SMC") under the terms and procedures set forth below.

          (b) Any Cameron Family Stockholder desiring to sell or dispose of any Shares (the "Offering Stockholder") shall give written notice to SMC (the "Offer Notice") of his, her or their intention to sell or otherwise dispose of such Shares (the "Offered Shares"). The Offer Notice shall state the name of the Offering Stockholder, the number of Offered Shares and the proposed manner of sale.

          If the Offering Stockholder intends to sell the Offered Shares through an Open Market Sale in an upcoming Selling Window (the "Next Selling Window"), the Offer Notice shall set forth the weighted average sale price of all shares of the Corporation's common stock sold during the one hundred and eighty (180) days immediately preceding the date of the Offer Notice (the "Offer Price"), and shall be delivered to SMC not less than thirty (30) days and not more than sixty
(60) days prior to the Next Selling Window. For purposes of this Agreement, the "weighted average sale price" shall be based upon the average of the high and the low sale price on each day multiplied by the volume of shares traded on such day.

          If the Offering Stockholder intends to sell or otherwise dispose of the Offered Shares in a transaction other than an Open Market Sale (a "Private Sale"), the Offer Notice shall state the bona fide price or other consideration per share, the terms upon which the disposition shall be made, and the name of the person to whom such disposition is to be made. The Offer Notice shall be accompanied by copies of any documents relating to the proposed Private Sale.

          (c) The Offer Notice, when delivered to SMC, shall constitute an offer by the Offering Stockholder to sell all (but not less than all) of the Offered Shares to SMC (i) in the case of a proposed Open Market Sale, at the Offer Price, with the purchase price to be paid in cash within fifteen (15) days of the date of acceptance of the offer, or (ii) in the case of a proposed Private Sale, at the price and upon terms stated in the Offer Notice, provided that the closing of the sale shall occur no earlier than sixty (60) days after the date of acceptance of the offer unless otherwise agreed by the parties.

          (d) SMC shall have thirty (30) days from the date of delivery of the Offer Notice (the" Offer Period") to accept or reject the offer to purchase all (and not less than all) of the Offered Shares by delivering written notice of such acceptance or rejection to the Offering Stockholder within the Offer Period.

          (e) If SMC rejects or fails to deliver to the Offering Stockholder written notice of acceptance of the offer to purchase all (and not less than all) of the Offered Shares within the Offer Period, the Offering Stockholder shall be authorized to:

               (i) in the case of an Open Market Sale, sell the Offered Shares through the open market in one or more brokers or market maker transactions during the Next Selling Window, or

               (ii) in the case of a Private Sale, transfer such Shares to the transferee named in the Offer Notice at the price and upon terms no more favorable to the transferee than those described in the Offer Notice, within one hundred twenty (120) days from the date of delivery of the Offer Notice.

Upon completion of such sale or transfer, the transferee shall own the Offered Shares free and clear of this Agreement and shall not be entitled to any of the rights provided under, and shall not be bound by any of the obligations imposed by, this Agreement.

          If such sale or transfer is not completed within the Next Selling Window or said 120-day period, as the case may be, a new Offer Notice must be given in accordance with Section 2.1(b) before the Offering Stockholder may sell or otherwise dispose of the Offered Shares.

          (f) If SMC accepts the offer to purchase all (and not less than all) of the Offered Shares within the Offer Period, and the purchase of the Offered Shares would trigger the shareholder approval requirement of the Hawaii Control Share Acquisition Act, Hawaii Revised Statutes '' 415-171 and 415-172 (the "CSA"), the closing of the purchase of the Offered Shares shall be subject to and conditioned upon compliance with the CSA and obtaining the requisite shareholder approval, if required by law.

          (g) Notwithstanding anything herein to the contrary, SMC's right of first refusal shall only apply to that number of Shares held by the Cameron Family Stockholders which is equal to the number of Shares held by SMC as of the date of the Offer Notice. For example, if SMC holds 1,000,000 Shares as of the date of the Offer Notice, only the first 1,000,000 Shares to be sold by the Cameron Family Stockholders shall be subject to SMC's right of first refusal, and the Cameron Family Stockholders shall be authorized to transfer any Shares in excess of that amount without complying with the terms of this Agreement.

     2.2  Right of First Refusal as to SMC Shares.
          ----------------------------------------

          (a) Except as expressly permitted herein, SMC agrees not to sell, transfer or otherwise dispose of any Shares, including an involuntary transfer or transfer by operation of law or court decree, without first offering such Shares to the Cameron Family Stockholders under the terms and procedures set forth below.

          (b) If SMC desires to sell or dispose of any Shares, SMC shall give written notice to the Cameron Family Stockholders (the ASMC Offer Notice") of his intention to sell or otherwise dispose of such Shares (the "SMC Offered Shares"). The SMC Offer Notice shall state the number of SMC Offered Shares and the proposed manner of sale.

          If SMC intends to sell the SMC Offered Shares through an Open Market Sale during the Next Selling Window, the SMC Offer Notice shall set forth the weighted average sale price of all shares of the Corporation's common stock sold during the one hundred and eighty (180) days immediately preceding the date of the SMC Offer Notice (the "SMC Offer Price") and shall be delivered to the Cameron

Family Stockholders not less than thirty (30) days and not more than sixty (60) days prior to the Next Selling Window.

          If SMC intends to sell or otherwise dispose of the Offered Shares through a Private Sale, the SMC Offer Notice shall state the bona fide price or other consideration per share, the terms upon which the disposition shall be made, and the name of the person to whom such disposition is to be made. The SMC Offer Notice shall be accompanied by copies of any documents relating to the proposed Private Sale.

          (c) The SMC Offer Notice, when delivered to the Cameron Family Stockholders, shall constitute an offer by SMC to sell all (but not less than all) of the SMC Offered Shares to the Cameron Family Stockholders (i) in the case of a proposed Open Market Sale, at the SMC Offer Price, with the purchase price to be paid in cash within fifteen (15) days of the date of acceptance of the offer, (ii) in the case of a proposed Private Sale, at the price and upon terms stated in the SMC Offer Notice, provided that the closing of the sale shall occur no earlier than sixty (60) days after the date of acceptance of the offer unless otherwise agreed by the parties.

          (d) The Cameron Family Stockholders shall have thirty (30) days from the date of delivery of the SMC Offer Notice (the" SMC Offer Period") to accept or reject the offer to purchase all (and not less than all) of the SMC Offered Shares by delivering written notice of such acceptance or rejection to SMC within the SMC Offer Period.

          As between the Cameron Family Stockholders, each Cameron Family Stockholder shall be entitled to purchase a pro rata portion of the SMC Offered Shares based on the ratio of the number of Shares he or she then owns to the total number of Shares then owned by all of the Cameron Family Stockholders. If any of the Cameron Family Stockholders does not elect to purchase his or her pro rata portion of the SMC Offered Shares within fifteen (15) days of the date of delivery of the SMC Offer Notice, such portion shall then be available for purchase by the other Cameron Family Stockholders so electing on a pro rata basis.

          (e) If the Cameron Family Stockholders reject or fail to deliver to SMC written notice of acceptance of the offer to purchase all (and not less than all) of the SMC Offered Shares within the SMC Offer Period, SMC shall be authorized to:

               (i) in the case of an Open Market Sale, sell the SMC Offered Shares through the open market in one or more brokers or market maker transactions during the next Selling Window, or

               (ii) in the case of a Private Sale, transfer the SMC Offered Shares to the transferee named in the SMC Offer Notice at the price and upon terms no more favorable to the transferee than those described in the SMC Offer Notice, within one hundred twenty (120) days from the date of delivery of the SMC Offer Notice.

Upon completion of such sale or transfer, the transferee shall own the Offered Shares free and clear of this Agreement and shall not be entitled to any of the rights provided under, and shall not be bound by any of the obligations imposed by, this Agreement.

          If such sale or transfer is not completed within the Next Selling Window or said 120-day period, as provided above, a new SMC Offer Notice must be given in accordance with Section 2.1(b) before SMC may sell or otherwise dispose of the SMC Offered Shares.

          (f) If the Cameron Family Stockholders accept the offer to purchase all (and not less than all) of the SMC Offered Shares within the SMC Offer Period, and the purchase of the SMC Offered Shares would trigger the shareholder approval requirement of the Hawaii Control Share Acquisition Act, Hawaii Revised Statutes '' 415-171 and 415-172 (the "CSA"), the closing of the purchase of the SMC

Offered Shares shall be subject to and conditioned upon compliance with the CSA and obtaining the requisite shareholder approval, if required by law.

          (g) Notwithstanding anything herein to the contrary, the Cameron Family Stockholders' right of first refusal shall only apply to that number of Shares held by SMC which is equal to the number of Shares held by the Cameron Family Stockholders as of the date of the SMC Offer Notice. For example, if the Cameron Family Stockholders hold 1,000,000 Shares as of the date of the SMC Offer Notice, only the first 1,000,000 Shares to be sold by SMC shall be subject to the Cameron Family Stockholders's right of first refusal, and SMC shall be authorized to transfer any Shares in excess of that amount without complying with the terms of this Agreement.

     2.3  Enforcement. Time shall be of the essence in consummating the
          -----------
transfer of Shares pursuant to this Article II. The Cameron Family Stockholders and SMC shall each have the right to seek specific performance to enforce the provisions of this Article II, in addition to such rights and remedies as they may have in law or equity.

     2.4  Indirect Transfers. Any indirect transfers of Shares, including
          ------------------
without limitation, the sale or transfer of a majority of the shares of a corporation holding Shares or the sale of a majority of the interests of a partnership or limited liability company holding Shares, merger or consolidation of an entity holding shares, shall be deemed a transfer of Shares for purposes of this Article II.

     2.5  Stock Dividends, Splits and Recapitalizations. This Agreement shall
          ---------------------------------------------
apply to any shares issued or received by the Stockholders from the Corporation through a stock dividend, stock split, recapitalization or similar transaction.

                                  ARTICLE III
                              PERMITTED TRANSFERS
                              -------------------

     3.1  Permitted Transfers. The following transfers (collectively,
          -------------------
"Permitted Transfers") shall be exempt from the restrictions described in Sections 2.1 and 2.2, provided that the transferee shall first agree in writing to be bound by the terms of this Agreement:

          (a) Any transfer of Shares by a Stockholder to that Stockholder's revocable intervivos trust ("Living Trust"); provided that (a) the Stockholder retains the right to revoke the Living Trust, is the sole trustee or co-trustee of the Living Trust (or retains the right to direct the trustee), and is a lifetime beneficiary of the Living Trust, (b) the trustee of the Living Trust agrees in writing to be bound by the terms of this Agreement, and (c) the beneficiaries of the Living Trust following the death of the Stockholder are all members of the Stockholder's immediate family and their respective spouses or lineal descendants.

          (b) Any transfer of Shares between the Stockholders, the members of their immediate family and their respective estates, personal representatives, spouses and lineal descendants.

          (c)  Any transfer of Shares approved by all of the Stockholders.

          (d) Any transfer of Shares between members of the Cameron Family or between members of the Cameron Family and any corporation, partnership, trust, or limited liability company which is majority owned and controlled by members of the Cameron Family, including without limitation the Allan G. Sanford Trust, of which Mary C. Sanford is the trustee; the Cameron Family Partnership, whose general partners are Mary C. Sanford, Richard H. Cameron, Claire C. Sanford and Frances E.C. Ort; the J. Walter Cameron Trust, of which Mary C. Sanford, Richard
H. Cameron, Margaret A.C. Alvidrez, Claire C. Sanford and Pacific Century Trust are co-trustees; and Maui Publishing Company, Ltd.

          (e) Any transfer of Shares between members of the Case Family or between members of the Case Family and any corporation, partnership, trust, or limited liability company which is majority owned and controlled by members of the Case Family.

          (f) Any pledge of Shares to Bank of Hawaii or First Hawaiian Bank (the "lender") to secure a loan to one or more Cameron Family Stockholders or to SMC, and any sale of the pledged Shares by the Lender pursuant to its power of sale under the pledge agreement.

     3.2  Cameron Family. For purposes of this Agreement, the term "Cameron
          --------------
Family" shall include Mary C. Sanford, Richard H. Cameron, Claire C. Sanford, Jared B. H. Sanford, Douglas B. Cameron, Margaret A.C. Alvidrez, Frances E.C. Ort, the members of their immediate families, and their respective spouses and lineal descendants.

     3.3  Case Family. For purposes of this Agreement, the term "Case Family"
          -----------
shall include Stephen M. Case, the members of his immediate family, and their respective spouses and lineal descendants.

     3.4  Permitted Transferees Subject To Terms Of This Agreement. Any Shares
          --------------------------------------------------------
transferred through a Permitted Transfer pursuant to this Article III shall remain subject to the terms of this Agreement, and no transfer of Shares pursuant to this Article III shall be effective unless the transferee agrees in writing to be bound by the terms of this Agreement as to the Shares transferred through the Permitted Transfer.

                                  ARTICLE IV
                                  TERMINATION
                                  -----------

     4.1  Termination of Agreement. This Agreement shall terminate on the
          ------------------------
occurrence of any of the following events:

          (a)  Cessation of the Corporation's business;

          (b)  Bankruptcy, receivership, or dissolution of the Corporation; or

          (c) The voluntary agreement in writing of all Stockholders who are then bound by the terms hereof.

          (d) SMC elects to terminate his negotiations for the purchase of the shares held by HWFF by delivery of written notice of such termination to the Cameron Family Stockholders.

          (e) If SMC does not enter into a binding agreement within sixty (60) days of the date hereof to purchase all or a substantial portion of the shares of common stock of the Corporation owned by HWFF, or SMC does not purchase all or a substantial portion of the shares of common stock of the Corporation owned by HWFF within one hundred eighty (180) days of the date hereof, the Cameron Family Stockholders elect to terminate this Agreement by delivery of written notice of such termination to SMC.

          (f) The proposed acquisition by SMC of all or a substantial portion of the shares of common stock of the Corporation owned by HWFF is not approved by the Corporation's shareholders in accordance with the CSA at a meeting called for such purpose.

                                   ARTICLE V
                                 MISCELLANEOUS
                                 -------------

     5.1  Amendment of Agreement. This Agreement shall not be modified or
          ----------------------
amended except by a writing signed by each Stockholder and by an officer duly authorized to act upon behalf of the Corporation.

     5.2  Notices. All notices, requests, demands and other communications
          -------
permitted or required hereunder shall be in writing, and either (i) delivered in person, (ii) sent by express mail or other overnight delivery service providing receipt of delivery, (iii) mailed by certified or registered mail, postage prepaid, return receipt requested or (iv) sent by telex, telegraph or other facsimile transmission; and such notices shall be addressed: (i) if to the Corporation, to the principal office of the Corporation; and (ii) if to a Stockholder, to the address of the Stockholder as reflected in the stock records of the Corporation. Any such notice or communication, if given or made by prepaid, registered or certified mail or by recorded express delivery, shall be deemed to have been made when actually received, but not later than five (5) business days after the same was posted or given to such express delivery service, and if made properly by telex, telecopy or other facsimile transmission such notice or communication shall be deemed to have been made at the time of dispatch.

     5.3  Severability. If any provision of this Agreement is held invalid or
          ------------
unenforceable, the validity and enforceability of the other provisions of this Agreement will remain unaffected.

     5.4  Integration. This writing is intended by the parties as a final
          -----------
expression of their agreement and is intended also as a complete and exclusive statement of the terms of their agreement.

     5.5  Incorporation by Reference. All exhibits and documents referred to in
          --------------------------
this Agreement shall be deemed incorporated herein by any reference thereto as if fully set forth herein.

     5.6  Headings and Captions. Subject headings and captions are included for
          ---------------------
convenience purposes only and shall not affect the interpretation of this Agreement.

     5.7  Gender and Pronouns. Throughout this Agreement, the masculine shall
          -------------------
include the feminine and neuter and the singular shall include the plural and vice versa as the context requires.

     5.8  Waiver. No waiver of a breach or violation of any provision of this
          ------
Agreement shall operate or be construed as a waiver of any subsequent breach or limit or restrict any right or remedy otherwise available.

     5.9  Counterparts. This Agreement may be executed in two or more
          ------------
counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5.10 Legal Fees. In the event any party to this Agreement shall employ
          ----------
legal counsel to protect its rights hereunder or to enforce any term or provision hereof, the party prevailing in any such action shall have the right to recover from the other party all of its reasonable attorneys' fees and expenses incurred in relation to such claims.

     5.11 Governing Law. This Agreement is governed by and shall be construed
          -------------
in accordance with the laws of the State of Hawaii.

     5.12 Mediation and Arbitration. In the event a dispute arises between the
          -------------------------
parties hereto regarding the application, interpretation or enforcement of any provision of this Agreement, the dispute may, at the option of any party, be submitted for mediation between the parties involved in the dispute with a mutually acceptable third-party to act as mediator. If the dispute cannot be resolved within ten (10) business days after commencement of the mediation process or if no party desires to submit the matter to mediation, the dispute may, at the option of any party, be resolved by arbitration pursuant to the rules of arbitration of the American Arbitration Association then in effect. The request for arbitration shall be in writing and delivered to the other parties hereto, and shall set forth in detail the claims to be arbitrated, the amount involved, if any, and the remedy sought. At the request of any party, such arbitration shall be conducted in an expedited manner so that a final decision shall be made by the arbitrators as quickly as possible and in any event not more than sixty (60) days after the request for arbitration was first made. Except as otherwise agreed by the parties involved, a single arbitrator shall be designated by the American Arbitration Association. The decision of the arbitrator shall be final and binding and may be enforced in any court of competent jurisdiction. All proceedings before the arbitrator shall be held in Honolulu, Hawaii. The non-prevailing party as determined by the arbitrator shall pay the costs and expenses of the prevailing party or parties, including reasonable attorney's fees and the arbitrator's costs and fees; provided, however, if the arbitrator decides that neither party is the prevailing party, each party involved in the dispute shall bear his or her own costs and expenses and prorata share of the arbitrator's costs and fees.

     5.13 Binding on Successors and Assigns. This Agreement shall be binding
          ---------------------------------
on the parties to this Agreement and their respective heirs, legal representatives, successors and permitted assigns.

     5.14 No Assignment. The rights provided under this Agreement may not be
          -------------
assigned by any party to any person, except in connection with a Permitted Transfer, and only if the transferee shall first agree in writing to be bound by the terms of this Agreement. Any assignment or purported assignment in contravention of this Agreement shall be null and void. The purported assignee shall have no rights under this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Right of First Refusal Agreement this 25/th/ day of June, 1999.


                              /s/ Stephen M. Case
                              ------------------------------------------
                              STEPHEN M. CASE

                              /s/ Richard H. Cameron
                              ------------------------------------------
                              RICHARD H. CAMERON

                              /s/ Claire C. Sanford
                              ------------------------------------------
                              CLAIRE C. SANFORD

                              /s/ Jared B. H. Sanford
                              ------------------------------------------
                              JARED B. H. SANFORD

                              /s/ Douglas B. Cameron
                              ------------------------------------------
                              DOUGLAS B. CAMERON

                              /s/ Mary C. Sanford
                              ------------------------------------------
                              MARY C. SANFORD, TRUSTEE OF THE ALLAN G.
                              SANFORD TRUST

                EXHIBIT A [to Right of First Refusal Agreement]

                                STOCKHOLDERS OF
                      MAUI LAND & PINEAPPLE COMPANY, INC.



Name of Stockholder                 No. of Shares
-------------------                 -------------

Claire C. Sanford                   163,861

Jared B. H. Sanford                            173,240

Richard H. Cameron                             252,156

Douglas B. Cameron                             266,262

Allan G. Sanford Trust                         156,116


Total                                        1,011,635